Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS 2026 FIRST QUARTER NET SALES

2026 First Quarter Conference Call Scheduled for May 6, 2026

New York, New York, April 21, 2026, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced net sales for the three months ended March 31, 2026.

Net Sales ($ in millions)	Three Months Ended March 31,
	2026	2025	% Change
Total Interparfums, Inc.	$345	$339	2%
European-based net sales	$252	$248	2%
United States based net sales	$96	$94	2%
Elimination of intercompany sales	($3)	($3)	n/a
The average dollar/euro exchange rate for the 2026 first quarter was 1.17 compared to 1.05 in the 2025 first quarter, leading to a positive 4.6% foreign exchange impact.
Data may not foot due to rounding.

Management Commentary:

Jean Madar, Chairman & Chief Executive Officer of Interparfums, stated, “We started off the year broadly in line with expectations with consolidated sales increasing 2% on a reported basis to $345 million, reflecting solid performances from select brands and favorable foreign exchange dynamics, which partially offset less favorable results from other brands in the portfolio. Excluding the war in the Middle East, which represented an estimated 1% headwind, organic sales declined moderately by 2%. Growth continues to be more measured compared to recent years amid ongoing macroeconomic pressures and geopolitical uncertainty. Consumer interest in fragrance remains resilient, and we are actively navigating an industry that continues to normalize as consumers become more selective and retailers are managing inventory cautiously. We are encouraged by the category’s durability and remain cautiously optimistic about the future of our ever-evolving brand portfolio.”

European Based Operations

Mr. Madar continued, “In the first quarter, reported sales from European based operations increased 2%, which included a 5.5% positive foreign exchange impact.

“Coach fragrance sales grew 30% in the 2026 first quarter, following an 11% increase in the 2025 first quarter. This quarter’s growth reflected strong sell-in following the launches of new extensions within the Coach Women and Coach Men franchises, Coach Cherry and Coach Platinum, as well as sustained strong demand across most existing lines.

“Montblanc fragrance sales rose 14% in the first quarter, driven by the launch of Legend Elixir, the first launch for the Legend franchise since 2024, the success of the Explorer Extreme line launched last year, and a lower sales base in last year’s first quarter.  We plan to launch a new extension for the Explorer Extreme line in the second half of this year to sustain the brand.

“While Jimmy Choo fragrance sales continue to grow in the United States, supported by the ongoing success of the I Want Choo franchise and the first quarter launch of Jimmy Choo Man Parfum, overall brand net sales declined 4% in the first quarter. The decrease reflected a moderate downturn in certain European and Asian markets.

“A high comparative base to last year’s first quarter, when sales grew 30% behind a very successful innovation program, as well as challenging market conditions primarily in Eastern Europe, drove a 12% decline in Lacoste sales in the 2026 first quarter. We remain confident in the brand’s medium- and long-term potential, given recent and upcoming extensions in 2026 and planned blockbuster launches for women’s and men’s fragrances in 2027 and 2028.”

United States Based Operations

Mr. Madar continued, “Sales by our United States operations rose by 2% during the 2026 first quarter, which included a 2.5% favorable foreign exchange impact. Organic sales were broadly flat.

“Fragrance sales of GUESS, our largest United States based brand, rose 11% in the first quarter. Growth was supported by successful launches of new extensions within the Iconic and Seductive pillars − Iconic Sublime, the newest men’s fragrance that extends the franchise’s strong momentum, and Seductive Desire, a bold new dual‑gender fragrance duo.

“Following a successful first two years in our portfolio, Roberto Cavalli continued to generate robust results to start 2026, achieving a 32% increase in net sales during the first quarter. Growth was fueled by the latest innovation released during the quarter, including the Just Cavalli Wild Heart extension dual-gender duo, Wild Pink & Wild Blue, and Verde Assoluto, the newest fragrance within the Uomo pillar.

“Donna Karan/DKNY net sales declined by a modest 3% off a strong sales base in the first quarter of 2025; however, sales of Be Delicious Core rebounded by 17% in the 2026 first quarter, compared to the same period last year, reflecting renewed consumer demand and strengthening momentum for the franchise. We expect sales to improve as the year progresses, driven by support for the new DKNY three-scent collection, Be Delicious Latte, and the new fragrance for the Donna Karan Cashmere Collection, Cashmere & Rose Absolu.”

Mr. Madar concluded, "We remain cautiously optimistic about the remainder of 2026. We have reduced our forecast for the Middle East region due to the war and are preparing to capture the opportunities associated with improved market dynamics in the other regions. Looking at 2027, we continue to be optimistic by the enhanced offerings within our current portfolio of brands, the introduction of new fragrances from recently acquired brands and licenses, and the selective pursuit of incremental brand opportunities.”

2026 First Quarter Results and Conference Call Details

The Company will issue financial results for the three months ended March 31, 2026, on Tuesday, May 5, 2026, after the close of the stock market. Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Wednesday, May 6, 2026.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free:  (877) 423-9820

International:     (201) 493-6749

Participants are asked to dial in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solférino. Goutal and Off-White joined the Company’s fragrance portfolio in 2026.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate”, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2025, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc. Michel Atwood Chief Financial Officer (212) 983-2640 www.interparfumsinc.com	or	The Equity Group Inc. Devin Sullivan Investor Relations Counsel (212) 836-9608 / dsullivan@theequitygroup.com www.theequitygroup.com